UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2014

CHESAPEAKE LODGING TRUST

(Exact name of registrant as specified in its charter)

Maryland	001-34572	27-0372343
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1997 Annapolis Exchange Parkway, Suite 410 Annapolis, MD	21401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 972-4140

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Cash Bonus Plan

On January 29, 2014, the Compensation Committee of the Board of Trustees (the “Compensation Committee”) of Chesapeake Lodging Trust (the “Trust”) approved the parameters of the 2014 annual cash bonus plan for the Trust’s executive officers. Along with establishing the relevant performance metrics, the Compensation Committee set a framework for determining the amount of the annual cash bonus that each executive would be entitled to receive for 2014, assuming achievement by the executive and the Trust of the respective threshold, target and maximum performance levels under each metric of the cash bonus plan established for the year. In assessing the extent to which a particular component of the 2014 bonus plan has been achieved, the Compensation Committee will evaluate each component based on threshold, target and maximum levels of performance. Amounts earned for each component of the 2014 cash bonus plan will be interpolated if performance is between the threshold and target, or target and maximum, levels. The Compensation Committee may determine it appropriate to pay an additional bonus, subject to the limits set forth in the Trust’s equity plan, for performance above the maximum level of any component.

Performance Metrics for 2014 Cash Bonus Plan

As more fully described below, 2014 annual cash bonuses will be based on the extent to which the executive officers and the Trust achieve the Trust-wide and individually-designed performance objectives described below, which objectives remain generally unchanged from the metrics used in connection with the Trust’s 2013 cash bonus plan. As in 2013, no bonus will be paid pursuant to any component if the threshold level of performance for that component is not met.

AFFO/Share (Weight: 60%). The Trust believes that adjusted funds from operations, or “AFFO” (determined by adjusting the Trust’s FFO as calculated in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), to add back hotel acquisition costs and amortization of certain non-cash items, including intangible assets and unfavorable contract liabilities), represents the best financial measure by which to evaluate the Trust’s core operating results. Accordingly, the Compensation Committee has determined that 60% of the overall cash bonus for each executive officer will be based upon the level of AFFO/share generated by the Trust during 2014. The Trust’s executive officers will earn the target payout under this component if the Trust achieves 2014 AFFO/share equal to the midpoint of the Trust’s range of guidance for AFFO/share as announced on January 21, 2014 ($1.95/share). Threshold performance will be achieved if 2014 AFFO/share equals the target level of AFFO/share, less 7.5% ($1.80/share), and maximum performance will be achieved if 2014 AFFO/share equals the target level of AFFO/share, plus 7.5% ($2.10/share). Each of the threshold, target and maximum levels will be based on the Trust’s budgeted results of operations and will exclude the potential impact of any significant transactions, such as capital raises and acquisitions or dispositions. If any significant transaction were to occur, the impact of the transaction on reported AFFO/share will be evaluated by the Compensation Committee and, in the Compensation Committee’s discretion, an appropriate adjustment may be made to the threshold, target and maximum levels of AFFO/share to give effect to the impact of the transaction.

RevPAR Growth Compared to Industry-wide Performance (Weight: 20%). The Compensation Committee believes that a significant indicator of the Trust’s 2014 performance will be the growth of the room revenue per available room (“RevPAR”) generated by the Trust’s hotels compared to that generated by hotels operating in the respective segments of the U.S. lodging industry in which the Trust’s hotels are positioned. Accordingly, the Compensation Committee has determined that 20% of the overall 2014 cash bonus for each executive officer will be based upon a comparison of 2014 RevPAR growth at the Trust’s 17-hotel portfolio, excluding results associated with the W Chicago – Lakeshore, the W New Orleans, and the Holiday Inn New York City Midtown – 31st Street due to the planned comprehensive renovations at these hotels during 2014, against the weighted-average (calculated on the basis of the number of rooms the Trust has in each segment) 2014 RevPAR growth reported by Smith Travel Research (“STR”) for the respective segments as a whole. For purposes of the 2014 cash bonus plan, target performance will be achieved if the Trust’s 2014 RevPAR growth achieves the STR weighted-average; threshold performance will be achieved if the Trust’s 2014 RevPAR growth achieves the STR weighted-average, less 1%; and maximum performance will be achieved if the Trust’s 2014 RevPAR growth achieves the STR weighted-average, plus 1%.

Individual Performance Goals (Weight: 20%). In addition to Trust-wide performance goals, the Compensation Committee believes that individual performance goals relative to pre-determined objectives should play a role in the cash bonus payable to each executive officer. Accordingly, the Compensation Committee has determined that 20% of the overall cash bonus for each executive officer in 2014 will be based upon such individual performance goals.

The Compensation Committee has approved performance goals for each of the Trust’s executive officers, with the Compensation Committee retaining full discretion in respect of all amounts awarded under this portion of the 2014 cash bonus plan. Individual performance goals include, where appropriate, operational goals for the Trust and the respective functions over which each executive has operational or overall responsibility, monitoring and expanding internal programs in support of the Trust’s strategic plan, monitoring the Trust’s hotel portfolio to ensure that each hotel is efficiently operated and managed, evaluating and executing on renovation and repositioning opportunities with respect to each hotel, maintaining and expanding investor and industry relationships, undertaking leadership initiatives and other significant qualitative objectives. The Compensation Committee will not rely on any one particular objective or formula in determining appropriate short-term incentives, but rather on what the Compensation Committee considers to be value-added quantitative and qualitative goals in furtherance of the Trust’s compensation principles. No executive officer is guaranteed an award and, if performance is unsatisfactory, no bonus will be paid under the individual performance criterion of the 2014 cash bonus plan.

The following table depicts the cash bonus that each executive would be entitled to receive for 2014, measured as a percentage of 2014 base salary, assuming achievement by the executive and the Trust of the respective threshold, target and maximum performance levels under each metric of the 2014 cash bonus plan identified above.

Cash Bonuses Payable Based Upon Achievement of 2014 Bonus Plan Metrics

(as Percentage of 2014 Base Salary)

Executive Officer	Threshold	Target	Maximum
James L. Francis	50%	100%	200%
Douglas W. Vicari	35%	75%	150%
D. Rick Adams	35%	75%	150%
Graham J. Wootten	30%	65%	130%

2013 Bonus Determinations and 2014 Base Salary Adjustments

Also on January 29, 2014, the Trust’s Compensation Committee determined bonuses payable to its executive officers pursuant to the Trust’s 2013 cash bonus plan, which were determined in accordance with the terms of the 2013 bonus plan previously described, following appropriate adjustments made by the Compensation Committee for certain significant transactions and events that occurred in 2013. Mr. Francis was awarded a bonus of approximately 127% of his 2013 base salary; Mr. Vicari was awarded a bonus of approximately 95% of his 2013 base salary; Mr. Adams was awarded a bonus of approximately 81% of his 2013 base salary; and Mr. Wootten was awarded a bonus of approximately 58% of his 2013 base salary. In addition, the Compensation Committee approved 2014 base salary increases for Messrs. Francis and Wootten of approximately 7% and 19%, respectively.

Long-term Equity Awards

On January 29, 2014, the Compensation Committee approved grants to each executive officer, comprised of both time-based restricted shares vesting ratably over three years, and performance-based restricted shares vesting, if at all, based on the Trust’s total shareholder return, measured over a three-year performance period ending December 31, 2016 (the “Performance Period”), against the total return generated by the SNL US Hotel REIT Index prepared by SNL Financial LC (the “Index”). Mr. Francis was awarded 62,553 time-based and 164,224 performance-based restricted shares; each of Messrs. Vicari and Adams was awarded 25,445 time-based and 66,803 performance-based restricted shares; and Mr. Wootten was awarded 13,253 time-based and 34,793 performance-based restricted shares.

The actual number of performance-based restricted shares that vest at the end of the Performance Period will be determined by comparing the Trust’s total shareholder return to the total return of the Index over the Performance Period. For this purpose, the Trust’s TSR shall be calculated as follows:

TSR =	(December 31, 2016 Share Price * Adjusted Share Count) – December 31, 2013 Share Price

December 31, 2013 Share Price

The term “Adjusted Share Count” means one share plus the number of shares received in connection with the assumed reinvestment of all dividends paid during the period at the closing price of the Trust’s common shares on the ex-dividend date for each such dividend.

The term “Share Price” means, as of a particular date, the arithmetic mean of the closing share price as reported by the New York Stock Exchange over the ten (10) consecutive trading days prior to, and including, such date (or, if such date is not a trading day, the most recent trading day immediately preceding such date). The total return generated by the Index will be calculated using a ten (10) consecutive trading day averaging period similar to the Trust’s TSR calculation.

If the Trust’s TSR is positive for the Performance Period, the performance-based restricted shares will vest only as follows:

•	If the Trust’s TSR for the Performance Period equals 67% of the total return produced by the Index, 25% of the performance-based restricted shares subject to vesting will vest.

•	If the Trust’s TSR for the Performance Period equals the total return produced by the Index, 50% of the performance-based restricted shares subject to vesting will vest.

•	If the Trust’s TSR for the Performance Period is between 67% and 100% of the total return produced by the Index, the number of performance-based restricted shares that will vest will be interpolated ratably between 25% and 50%.

•	If the Trust’s TSR for the Performance Period equals or exceeds 133% of the total return produced by the Index, 100% of the performance-based restricted shares subject to vesting will vest.

•	If the Trust’s TSR for the Performance Period is between 100% and 133% of the total return produced by the Index, the number of performance-based restricted shares that will vest will be interpolated ratably between 50% and 100%.

If the Trust’s TSR is negative for the Performance Period, no performance-based restricted shares will vest. If the Trust’s TSR is positive for the Performance Period and the total return produced by the Index is negative, 100% of the performance-based restricted shares subject to vesting will vest.

Notwithstanding any other provision of this Agreement, under no circumstances shall (i) the product of (A) the number of performance-based restricted shares that vest on December 31, 2016, as determined based on the vesting conditions above, multiplied by (B) the closing price of the Trust’s common shares on December 31, 2016, as reported by the New York Stock Exchange (with such product referred to as the “Vesting Date Share Value”), exceed (ii) the product of (C) the number of performance-based restricted shares initially granted multiplied by (D) $41.27 (with such product referred to as the “Vesting Date Share Value Limit”). If the Vesting Date Share Value would otherwise exceed the Vesting Date Share Value Limit, then the number of performance-based restricted shares that shall be deemed to have vested shall be reduced to an amount equal to (x) the Vesting Date Share Value Limit divided by (y) the closing price of the Trust’s common shares on December 31, 2016, as reported by the New York Stock Exchange.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 3, 2014	CHESAPEAKE LODGING TRUST

	By:	/s/ Graham J. Wootten
Graham J. Wootten
Senior Vice President and Chief Accounting Officer